Contact: Dilek Mir Director, Business Development & Investor Relations dmir@radient-pharma.com (Tel:) 714.881.0244

Radient Pharmaceuticals Announces FY 2011 Second Quarter Results

TUSTIN, CA—August 15, 2011 - Radient Pharmaceuticals Corporation “the Company” or “Radient” (OTCQX:RXPC) (OTCPK:RXPC), a developer and marketer of In Vitro Diagnostic (IVD) cancer tests, today announced financial results for its second quarter ended June 30, 2011.

Revenues for the second quarter ended June 30, 2011 were $124,716, as compared to $45,552 for the quarter ended June 30, 2010.  For the six month period ended June 30, 2011 revenues were $155,371 as compared to $82,394 for the six months ended June 30, 2010. The increase in sales for the three and six months ended June 30, 2011 is due to increased sales as well as the recognition of previously deferred revenues for the Onko-Sure® test kit.

Radient Chairman and CEO Mr. Douglas MacLellan stated. “Subject to the availability of sufficient working capital, we intend to focus on building distribution networks, coupled with increased marketing activities to raise awareness of our cancer test with prescribing doctors.  We anticipate that sales will continue to increase in 2011 in the domestic as well as international markets as a result of these efforts. “While our potential for revenue growth based upon our currently approved indications in various markets across the world remains significant, we intend, subject to working capital availability, to continue to make strategic investments in research and development supporting regulatory clearances for new cancer indications.”

Loss from operations for the three months ended June 30, 2011 was $1,930,542, as compared to loss from operations of $2,975,383 for the three months ended June 30, 2010. The $1,044,841 or 35% decrease in loss from operations was primarily due to an increase in sales combined with a decrease in selling, general and administrative expenses and research and development expenses.

Similarly, loss from operations for the six months ended June 30, 2011 was $3,819,048, as compared to loss from operations for the six months ended June 30, 2010 of $4,366,694. The $547,646 or 12.5% decrease in loss from operations was primarily due to an increase in sales combined with a slight decrease in selling, general and administrative expenses and research and development expenses.

Net loss for the three months ended June 30, 2011 was $29,936,679 or a basic and diluted loss per common shares of $0.25, as compared to a net loss of $23,876,662 or a basic and diluted loss per common shares of $0.82. The increase in net loss is attributed to higher interest expense, legal settlement expenses, and loss on extinguishment of debt, offset by a gain on change in fair value of derivative liabilities.

For the six months ended June 30, 2011 net loss was $41,364,234 or a basic and diluted loss per common shares of $0.40, as compared to a net loss of $26,473,904 or a basic and diluted loss per common shares of $0.99 for the six months ended June 30, 2010. The increase in net loss is attributed to higher interest expense, legal settlement expenses, and a loss on extinguishment of debt, offset by a gain on change in fair value of derivative liabilities.

Please see Radient Form 10-Q filed with the Securities and Exchange Commission on August 15, 2011 for additional details and information.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or e-mail info@radient-pharma.com. For Investor Relations contact Dilek Mir at: ir@radient-pharma.com or 714-881-0244.

The following table is intended to provide the latest information on Radient’s business metrics.

RPC’s Business Metrics

Cash on hand: $880,0001 1 Approximate amount as of August 15, 2011

Shares Outstanding: 198 million* *Approximate number as of August 15, 2011 and there are 200 million shares fully authorized.

Outstanding Warrants & Options: 111 million* *Approximate number as of August 15, 2011

(*)      The Company intends to increase its authorized common stock to 750 million shares at its annual meeting scheduled to be held on August 19, 2011.

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® cancer test kit for colorectal cancer treatment and recurrence monitoring. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that will help physicians answer important clinical questions related to early disease state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward-Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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